                                                                    EXHIBIT 11.1
                                 UROLOGIX, INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                          Three Months Ended
                                                             September 30,
                                                      -------------------------
                                                          1996          1995
Net loss                                              $(1,789,685)  $(1,427,394)
                                                      ===========   ===========
Weighted average common shares outstanding (1)          9,128,765     5,224,251

Effect of cheap shares issued (2)                               -       784,234
                                                      -----------   -----------
                                                        9,128,765     6,008,485
                                                      ===========   ===========
Loss per common share                                      $(0.20)       $(0.24)
                                                      ===========   ===========


(1) All shares of preferred stock which were converted to common stock in conjunction with the initial public offering have been included in the calculation of weighted average common shares as if converted for all periods presented.

(2) All preferred shares issued and options granted from April 5, 1995 to April 4, 1996 are included in the calculation for periods prior to the initial public offering presented in accordance with Staff Accounting Bulletin Topic 4(D).